Exhibit 99.4

SIGNIFY HEALTH, INC.

AMENDED AND RESTATED

2019 EQUITY INCENTIVE PLAN

(formerly known as the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan)

1.  DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and includes certain operational rules related to those terms.

2.  PURPOSE

The purpose of this Signify Health, Inc. Amended and Restated 2019 Equity Incentive Plan (the “Plan”) is to promote the interests of Signify Health, Inc. (the “Company”) and its Affiliates by (i) attracting and retaining exceptional Employees and directors of, and consultants and advisors to, the Company or its Affiliates, and (ii) enabling such individuals to acquire an equity interest in, and participate in the long-term growth and financial success of, the Company by providing for the grant of Awards hereunder. The Plan was originally adopted by the Board of Directors of New Remedy Corp., a Delaware corporation (“New Remedy ”) on June 10, 2019 and was amended and restated on November 26, 2019. In connection with the initial public offering of shares of Stock (the “Offering”) and pursuant to that certain Agreement and Plan of Merger, dated as of February 12, 2021 (the “Merger Agreement”), by and among the Company, New Remedy and Merger Sub 2, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into New Remedy, with New Remedy surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with, and effective as of the consummation of, the Merger, on February 12, 2021, (x) the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan was assigned to, and assumed by, the Company, (y) the Plan was amended and restated, as set forth herein, and (y) in accordance with Section 7 of the Plan, all stock options evidencing an option to purchase shares of Class A common stock, par value $0.001 per share, of New Remedy were cancelled and converted into stock options evidencing an option to purchase shares of Stock.

3.  ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons, including all Participants and all successors, assigns and transferees thereof.

4.  LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be issued in satisfaction of Awards under the Plan is 3,745,910 shares of Stock. Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock issued in satisfaction of Awards will be determined by excluding shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award and, for the avoidance of doubt, by excluding any shares of Stock underlying Awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of Stock. The limits set forth in this Section 4(a) will be construed to comply with Section 422.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.

5.  ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company and its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to an Affiliate of the Company that would be described in the first sentence of Treas. Reg. §1.409A-1(b)(5)(iii)(E).

6. RULES APPLICABLE TO AWARDS

(a) All Awards.

(1)   Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan.

(2)   Term of Plan. No Awards may be made after the Effective Time (as defined in the Merger Agreement), but previously granted Awards may continue beyond that date in accordance with their terms.

(3)   Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards requiring exercise may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to such terms as the Compensation Committee may determine, securities and other laws and such other limitations as the Administrator may impose. Any attempted transfer of Awards in violation of any of the foregoing restrictions or any restrictions on transfer contained in the Award agreement governing the Award shall be null and void ab initio.

(4) Vesting, etc. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which an Award requiring exercise remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)   Except as provided in (B), (C), (D) or (E) below, immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B)   Subject to (C), (D), (E) and (F) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 30 days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)   Subject to (F) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the six-month period following the Participant’s death, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)   (D) Subject to (F) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to termination of Employment by reason of the Participant’s Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the six-month period following the termination of the Participant’s Employment as a result of such Disability, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E)   Subject to (F) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to termination of the Participant’s Employment by the Company without Cause or by Participant for Good Reason, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 60 days, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(F)   All Stock Options and SARs (whether or not vested) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)   Recovery of Compensation. The Administrator may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, confidentiality or other restrictive covenant by which he or she is bound, or (ii) any policy of the Company or any of its Affiliates applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)   Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary. The Administrator may hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).

(7)   Dividend Equivalents, etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(8)   Rights Limited. Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued Employment with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its Affiliates to the Participant.

(9)   Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock under the Plan (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(10) Section 409A.

(A)   Without limiting the generality of Section 12(b)hereof, each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)   Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)   If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)   For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.

(E)   With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to avoid the imposition of an additional tax, interest, or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b) Awards Requiring Exercise.

(1)   Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise an Award by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)   Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Awards, once granted, may be repriced only in accordance with the applicable requirements of this Plan, including Section 9.

(3)   Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price, (ii) at such time, if any, as the Stock is publicly traded, through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. No Award requiring exercise or portion thereof may be exercised unless, at the time of exercise, the fair market value of the shares of Stock subject to such Award or portion thereof exceeds the exercise price for the Award or such portion. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)   Maximum Term. The maximum term of awards requiring exercise must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

7.  EFFECT OF CERTAIN TRANSACTIONS

(a)   Mergers, etc. Except as otherwise expressly provided in an Award agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)   Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor. Any such new awards may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any vesting conditions or other restrictions to which the Award was subject prior to such substitution.

(2)   Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of one share of Stock, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Award.

(3)   Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction. Except as so determined by the Administrator in its discretion or as expressly set forth in an Award agreement, there shall be no acceleration of vesting of Awards in connection with any Covered Transaction.

(4)   Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than (A) any Award that is assumed or substituted pursuant to Section7(a)(1) above, and (B) any Cash Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)   Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions with Respect to Stock.

(1)   Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)   Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, to the extent applicable.

(3)   Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section

8.  REPURCHASE OPTION.

(a)   Award Shares. Except as the Company may otherwise agree in writing with any Participant with respect to shares of Stock received by such Participant in respect of an Award granted hereunder (any such shares of Stock, “Award Shares”), upon any termination of the Employment of any Participant, during the applicable Call Period, the Company (or an Affiliate designated by the Company) will have the right to purchase for cash (or promissory notes to the extent provided below in this Section 8) on one or more occasions all or any portion of the Award Shares, regardless of whether acquired prior to, at the time of, or after the termination of Employment, in any case, held by such Participant or originally issued to such Participant but held by such Participant’s Call Group on the terms set forth in this Section 8 (the “Call Option”).

(1) Termination of Employment by the Participant within Two Years or Termination of the Participant’s Employment by Company for Cause. If the termination of Employment is the result of a termination by the Participant within two (2) years following the date on which the Participant commences Employment (or, if later, June 10, 2019) or the result of termination by the Company or its subsidiaries of the Participant for Cause (or by the Participant in circumstances where Cause exists), or if (either before or after termination of Employment and before the two (2) year anniversary of such Participant’s date of termination) such Participant violates the terms of any confidentiality, non-solicitation, non-competition or other restrictive covenant applicable to him or her, then the Company (or its designated subsidiary) on one or more occasions may purchase all or any portion of the Award Shares held by such Participant’s Call Group at a price per share of Stock equal to the lesser of the exercise price or the Fair Market Value of such Award Shares. In each case Award Shares are purchased pursuant to this Section 8(a)(1), unless the Administrator determines otherwise, the Company will pay for such Award Shares by issuing a promissory note in a principal amount equal to the purchase price. If any Award Shares are repurchased by the Company from a Participant or Participant’s Call Group pursuant to any provision of this Section 8 (other than this Section 8(a)(1)) and the Company subsequently becomes aware of facts that, had they been known or had they occurred as of the date of such repurchase, would have made the terms of this Section 8(a)(1) applicable to such repurchase, such Participant or Participant’s Call Group shall promptly repay to the Company, in cash by wire transfer of immediately available funds, the difference between the amount that was previously paid in respect of such Award Shares by the Company to such Participant or Participant’s Call Group and the amount that would have been payable had such Award Shares been repurchased pursuant to this Section 8(a)(1) at such time.

(2) Termination of a Participant’s Employment by the Participant after Two Years or due to Death or Disability or by Company other than for Cause. If the termination of Employment with the Company or its Affiliates of a Participant is the result of (i) a termination by the Participant after the second (2nd) anniversary of the date on which the Participant commences Employment (or, if later, the date hereof), (ii) death or Disability or (iii) a termination of Employment with the Company by the Company or its Affiliates other than for Cause, in any such event, the Company (or its designated Affiliate) may purchase on one or more occasions during the Call Period all or any portion of the Award Shares held by such Participant’s Call Group at a price per share of Stock equal to the Fair Market Value of such Award Shares. If Award Shares are purchased pursuant to this Section 8(a)(2), the Company will pay for such Award Shares by (i) paying the holder thereof not less than one-half of the purchase price in cash (or more in cash as determined by the Administrator) and (ii) issuing for the balance of the purchase price not so paid in cash a promissory note in a principal amount equal to such balance.

(b)   Notices, Etc. Any Call Option may be exercised by delivery of written notice thereof (the “Call Notice”) to all members of the applicable Call Group not later than the end of the applicable Call Period (as it may be extended pursuant to the definition thereof). The Call Notice will state that the Company has elected to exercise the Call Option, and the number and price of the Award Shares with respect to which the Call Option is being exercised. The Call Option may be exercised on one or more occasions during the applicable Call Period with respect to the Award Shares subject to the Call Option.

(c)   Prepayment. Any promissory note issued under this Section 8 may be prepaid in whole or in part at any time and from time to time without premium or penalty.

(d)   Cash Payments. If any payment of (x) cash or (y) a distribution to the Company from any of its Affiliates in an amount equal to the amount of cash required to be paid under the terms of Section 8 upon the purchase and sale of Award Shares to the Company (or its designated Affiliate) upon the exercise of any Call Option or (z) payment of promissory note issued under Section 8 would (a) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement, indenture or other instrument to which the Company or any of its Affiliates is, from time to time, a party or would be prohibited by or would otherwise violate any applicable law or (b) solely with respect to clauses (x) and (y), leave the Company and its Affiliates with less cash than, in the good faith judgment of the Administrator, is necessary to operate the business of the Company and its Affiliates in the ordinary course of business, then the Company will issue a promissory note in the aggregate principal amount of such payment.

9.  LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (a) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (c) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Act, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10.  AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator.

11.  OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12. MISCELLANEOUS

(a)   Waiver of Jury Trial. By accepting, or being deemed to have accepted, an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)   Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

13. ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).

14. GOVERNING LAW

(a)   Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 14(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Accounting Rules” means Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator” means the Compensation Committee. The Compensation Committee may also delegate (i) to one or more officers of the Company the power to grant rights or Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate” means all persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Award” means any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)     Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.

“Board” means the Board of Directors of the Company.

“Call Group” means the Participant and any of the Participant’s Permitted Transferees.

“Call Period” means the one (1) year period following the later of (a) the date of such Participant’s termination of Employment, and (b) the date that is six (6) months plus one (1) day after the date of the acquisition of the applicable shares of Stock (or such earlier date, but no earlier than the date of such Participant’s termination, determined by the Administrator), provided, that, if, the Company becomes aware that the applicable

Participant breached any non- competition, non-solicitation or confidentiality obligation applicable to such Participant prior to the two (2) year anniversary of the date of such Participant’s termination of Employment, such period shall be extended until the two (2) year anniversary of the date the Company becomes aware of such breach.

“Cause” means (a) if a Participant is a party to an employment or a severance agreement with the Company or one of its Affiliates in which “cause” is defined, the occurrence of any circumstances defined as “cause” in such employment or severance agreement for so long as such agreement is in effect, or (b) if a Participant is not a party to an effective employment or severance agreement with the Company or one of its Affiliates in which “cause” is defined, one of the following events or conditions, as determined by the Administrator in its reasonable judgment: (i) the refusal or failure to perform (other than by reason of Disability), or material negligence in the performance of the duties and responsibilities of the Participant to the Company or any of its Affiliates, or refusal or failure to follow or carry out any reasonable direction of the Board, and the continuance of such refusal, failure or negligence for a period of ten (10) days after notice thereof to the Participant, (ii) the material breach by the Participant of any provision of any agreement to which such Participant and the Company or any of its Affiliates is a party (including any employment, non-competition or non-solicitation covenant or agreement with the Company and/or any of its Affiliates or any plan or agreement relating to the grant of equity securities), (iii) the commission of fraud, embezzlement, theft or other dishonesty by the Participant, (iv) the conviction of the Participant of, or plea by such Participant of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude and (v) any other conduct that involves a breach of fiduciary duty on the part of the Participant or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates. If, subsequent to a Participant’s termination of Employment other than for Cause, it is determined that such Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall be deemed for purposes of this Agreement to have been terminated for Cause retroactively to the date of the action or event giving rise to such Cause occurred.

“Change of Control ” means (i) the meaning set forth under the Prior Stockholders’ Agreement as in effect immediately prior to the effective date of the Offering; provided that any references to New Remedy shall be deemed to refer to the Company and (ii) the NM Members or their respective direct or indirect parent entities, as applicable, ceasing to beneficially own, directly or indirectly, at least 25% of the outstanding Company Common Stock (as determined on a fully diluted basis). For purposes of prong (ii), (a) “Company Common Stock ” shall mean all classes and series of common stock of the Company, including the Stock and the Class B common stock, par value $0.01 per share, of the Company; (b) “Company Equity Securities” shall mean, as of any determination date, the aggregate equity securities of any kind of the Company acquired by the NM Members (including (x) any and all equity securities of any kind whatsoever of the Company that may be issued in respect of, or exchanged for, any equity securities (the “ Original Securities ”) pursuant to a merger, consolidation, stock split, stock dividend, recapitalization or otherwise (in which event the amount of cash paid for such securities shall be deemed the amount of cash paid by the NM

Members for the Original Securities) and (y) any options, warrants or other rights to acquire any equity securities of Company); provided, for the avoidance of doubt, that Company Equity Securities shall not include debt securities, whether or not convertible into equity securities; and (c) the “NM Members” shall mean (A) New Mountain Partners V, L.P. and its Affiliates in respect of their investment in Remedy Acquisition, L.P., (B) New Mountain Partners V (AIV-C), L.P., and (C) New Mountain Partners V (AIV-C2), L.P., and their respective Affiliates, in each case, other than the Company and its direct or indirect subsidiaries.

“Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company” means Signify Health, Inc., a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, (iii) a dissolution or liquidation of the Company, or (iv) any other Change of Control not described in any of clauses (i) through (iii) above. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Disability” means (a) if a Participant is party to an employment or severance agreement with the Company or one of its Affiliates in which “disability” is defined, the occurrence of any circumstances defined as “disability” in such employment or severance agreement for so long as such agreement is in effect, or (b) if a Participant is not a party to an effective employment or severance agreement with the Company or one of its Affiliates in which “disability” is defined, have the meaning ascribed to such term in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“ Employee” means any person who is employed by the Company or by an Affiliate of the Company.

“ Employment” means a Participant’s employment or other service relationship with the Company or any of its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or one of its Affiliates; provided, that, if a Participant is both an employee and a director or member of a board of managers of the Company or any of its Affiliates, as applicable, Employment with respect to such Participant shall only mean service as an employee of the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate of the Company unless the Participant transfers Employment to the Company or one of its remaining Affiliates or except as otherwise determined by the Administrator. The term “Employed” has a correlative meaning. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“ Fair Market Value” means, as of a particular date, (i) the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable or (ii) in the event that the Stock is traded on a national securities exchange, the closing price for a share of Stock reported on the national securities exchange on which the Stock is then listed for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported.

“Good Reason” means, if a Participant is a party to an employment or a severance agreement with the Company or one of its Affiliates in which “good reason” is defined, the occurrence of any circumstances defined as “good reason” in such employment or severance agreement for so long as such agreement is in effect.

“ISO” means a Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive Stock Option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant” means a person who is granted an Award under the Plan.

“Performance Award” means an Award subject to specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of the Award.

“Permitted Transferee” has the same meaning as under the Prior Stockholders’ Agreement.

“Plan” means this Signify Health, Inc. Amended and Restated 2019 Equity Incentive Plan (formerly known as the New Remedy Corp. Amended and Restated 2019 Equity Incentive Plan), as from time to time amended and in effect.

“Prior Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement dated as of November 26, 2019, among New Remedy and certain affiliates, stockholders and Participants, as in effect immediately prior to the effective date of the Offering.

“Restricted Stock” means Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.

“ Restricted Stock Unit” means a Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR” means a right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

“Section 422” means Section 422 of the Code and the regulations and guidance promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock” means shares of Class A common stock of the Company, par value $0.01 per share.

“Stock Option” means an option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit” means an unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock” means Stock not subject to any restrictions under the terms of the Award.

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